Exhibit 99.1

       OMI Corporation Announces Vessel Sale, New Time Charter,
  Dispute Settlement and New Policy Regarding Tanker Rate Disclosure


    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 26, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it has agreed to sell the SABINE, a 1998-built Suezmax vessel. The vessel is expected to be delivered in the fourth quarter of 2005, at which time the Company will recognize a gain on the sale of approximately $27.5 million or $0.33 basic earnings per share. The Company had previously announced the sale of the PECOS, also expected to be delivered in the fourth quarter.
    The Company has entered into a time charter agreement for the vessel THAMES, for one year commencing in October 2005. The time charter will add approximately $10.8 million to the contracted revenue of the Company, most of which will be received in 2006.
    OMI also announced that its arbitration dispute relating to the failed delivery to it of a Suezmax tanker in August, 2004 has been settled. The Company's deposit of $6.45 million has been returned to it, together with interest. No other payments were made by either party. There is no material affect on the Company resulting from the settlement.
    The Company also announced that in order to provide better current information to investors, it adopted a new policy with respect to announcing rates being achieved by its vessels. Each month, the Company will announce the average daily time charter equivalent ("TCE") rates earned to that date for the portion of the current quarter's days then booked on its spot market Suezmaxes, its time chartered Suezmaxes, its spot market product carriers and its time chartered product carriers. Profit sharing amounts for vessels with profit sharing arrangements will not be included until earned for accounting purposes and are not included in any of the below TCE rates. In the third quarter, we will recognize profit sharing for three product carriers.
    As of September 23, 2005, the Company has achieved the following average estimated TCE rates by percentage booked for vessels operating in the third quarter:



                                         Number of  Percent
                               Number of Revenue    of  Days    TCE
                                Vessels  Days (a)   Booked    Rate (b)
                               ---------------------------------------
Suezmax vessels on spot    (c)       18     1,549     94%     $30,500
Suezmax vessels on time charter       2       184    100%     $30,000
(does not include profit sharing)
Product carriers on spot              9       800    100%     $22,500
Product carriers on time charter     21     1,900    100%     $15,200
(does not include profit sharing)


(a) Revenue days are days the vessels are in our fleet and are not in drydock for our owned vessels or off-hire for our chartered-in vessels.

(b) Time charter equivalent ("TCE") rates are derived by calculating revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market and dividing by the number of days in the applicable period. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(c) Suezmax vessels on spot includes 11 vessels owned, four vessels chartered-in and three vessels from pool participants operating in the Gemini Pool. The revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the non-OMI pool participants, which is based on the TCE revenue of the pool, are included in OMI's consolidated charter hire expense.



    All numbers in the above table are estimates and may be adjusted depending on a number of factors. Those attempting to understand OMI's earnings must also take into consideration (1) drydock days; (2) timing of entry of new vessels into the Company's fleet (e.g. the time chartered in CAPE BONNY entered the fleet on September 17, 2005, and will therefore provide only a small affect on the third quarter results) and exits from the Company's fleet (e.g. the SABINE and PECOS are scheduled to be delivered in the fourth quarter, and will have less than a full quarter's affect on fourth quarter results); (3) profit sharing on ten vessels with profit sharing time charters arrangement is recognized once each year for each vessel (for example, there are three profit shares to be recognized in the third quarter of 2005 and none in the fourth quarter.)
    Shareholders and others are invited to listen to and view the slide presentation on the webcast on the Company's website (www.omicorp.com) of its Investor Day presentation on Tuesday, September 27, 2005 at 11:30 a.m. EDST.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 47 vessels, consisting of 17 Suezmaxes and 30 product carriers, aggregating approximately 4.0 million deadweight tons ("dwt"). OMI has on order five product carriers scheduled to be delivered in the first half of 2006, of which one is 37,000 dwt and the others are 47,000 dwt. Two Suezmaxes are under contract to be sold.

    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. This release contains estimates of time charter and time charter equivalent rates being achieved by our vessels.
    The estimates of time charter and time charter equivalent rates made are made in good faith and believed to have a reasonable basis. However, they are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied. Such risks include, but are not limited to, claims, changes in voyages, demurrage, the affect on rates of future voyages, breakdown of vessels and resultant time out of service.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.



    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789